                                                                    Exhibit 10.1


                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG

                 MARJORY O. GREENBERG, AS TESTAMENTARY EXECUTRIX
                     OF THE SUCCESSION OF TOM I. GREENBERG,

                                  PETER BROWN,



                                       AND



                               VISION PLAZA CORP.




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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Section 1.      Terms of the Sale and Purchase of Stock
         1.1    Conveyance of Stock.                                           1
         1.2    Purchase Price: Liabilities Assumed                            2

Section 2.      Representations and Warranties of the Shareholders
         2.1    Corporate Existence: Good Standing                             2
         2.2    Power and Authority for Transactions                           3
         2.3    Permits. Licenses and Governmental Authorizations              3
         2.4    Corporate Records                                              3
         2.5    Consents                                                       4
         2.6    The Company's Financial Information                            4
         2.7    Leases                                                         4
         2.8    Condition of Assets                                            4
         2.9    Title to and Encumbrances on Property                          4
         2.10   Intellectual Property Rights:                                  5
         2.11   Directors and Officers: Payroll Information: Employees         5
         2.12   Legal Proceedings                                              6
         2.13   Contracts                                                      6
         2.14   Subsequent Events                                              7
         2.15   Taxes                                                          9
         2.16   Liabilities: Debt                                              9
         2.17   Insurance Policies                                            10
         2.18   Employee Benefit Plans                                        10
         2.19   Adverse Agreements                                            10
         2.20   Compliance with Laws in General                               11
         2.21   Medicare and Medicaid Programs                                11
         2.22   Fraud and Abuse                                               11
         2.23   No Untrue Representations                                     12
         2.24   Distributions and Repurchases                                 12
         2.25   Ownership Interests of Interested Persons: Competitors        12
         2.26   Inventory                                                     12
         2.27   Certain Practices                                             12
         2.28   Environmental Matters                                         13
         2.29   Significant Customers and Suppliers                           13
         2.30   Broker s Fee                                                  13

Section 3.      Representations and Warranties of Purchaser
         3.1    Corporate Existence: Good Standing                            13
         3.2    Power and Authority                                           13
         3.3    No Untrue Representations                                     14



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Section 4.      Covenants of the Shareholders
         4.1    Consummation of Agreement                                     14
         4.2    Business Operations                                           14
         4.3    Access and Notice                                             14
         4.4    Approvals of Third Parties and Permits and Consents           14
         4.5    Acquisition Proposals                                         15
         4.6    Employee Matters                                              15
         4.7    Distributions and Repurchases                                 15
         4.8    Requirements to Effect Transaction                            15
         4.9    Voting of Shares                                              15
         4.10   Accounting and Tax Matters                                    16
         4.11   Conversion Transaction                                        17
         4.12   Survival of Covenants                                         17
         4.13   Covenant Not to Compete                                       17

Section 5.      Covenants of Purchaser
         5.1    Consummation of Agreement                                     18
         5.2    Approvals of Third Parties and Permits and Consents           18

Section 6.      Purchaser Conditions Precedent
         6.1    Representations and Warranties                                18
         6.2    Covenants and Conditions                                      18
         6.3    Proceedings                                                   19
         6.4    No Material Adverse Change                                    19
         6.5    Approvals                                                     19
         6.6    Notice                                                        19
         6.7    Employment Arrangements                                       19
         6.8    Consents and Approvals: Succession Court Approval             19
         6.9    Closing Deliveries                                            20
         6.10   Debt and Receivables                                          20
         6.11   Resignations                                                  20
         6.12   Dissenting Shares                                             20
         6.13   No Material Change in Working Capital                         20
         6.14   No Material Adverse Economic Effect                           20
         6.15   Opinion Letter                                                20

Section 7.      The Company's and the Shareholders' Conditions Precedent
         7.1    Representations and Warranties                                20
         7.2    Covenants and Conditions                                      21
         7.3    Proceedings                                                   21
         7.4    Closing Deliveries                                            21



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Section 8.      Closing Deliveries
         8.1    Deliveries of the Company and the Shareholders                21
         8.2    Deliveries of Purchaser                                       21

Section 9.      Nature and Survival of Representations and
                Warranties: Indemnification
         9.1    Nature and Survival                                           22

Section 10.     Termination                                                   24

Section 11.     Miscellaneous
         11.1   Notices                                                       24
         11.2   Further Assurances                                            25
         11.3   Each Party to Bear Costs                                      25
         11.4   Public Disclosures                                            25
         11.5   GOVERNING LAW                                                 26
         11.6   Captions                                                      26
         11.7   Integration of Exhibits                                       26
         11.8   ENTIRE AGREEMENT/AMENDMENT                                    26
         11.9   Counterparts                                                  26
         11.10  Binding Effect/Assignment                                     26
         11.11  No Rule of Construction                                       26
         11.12  Costs of Enforcement                                          26
         11.13  Amendments: Waivers                                           27
         11.14  Severability                                                  27
         11.15  Jimmy Bradford                                                27
         11.16  Jeff Greenberg                                                27
         11.17  Closing                                                       27
         11.18  Deposit                                                       27






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                            STOCK PURCHASE AGREEMENT


        This STOCK PURCHASE AGREEMENT, made and executed as of the 1st day of July, 1997 is by and among VISION PLAZA CORP. ("Purchaser"); and MRS. MARJORY O. GREENBERG, in her capacity as the Testamentary Executrix of the Succession of Tom I. Greenberg (Civil District Court No. 96-13287) and PETER BROWN (individually "Shareholder," and collectively "Shareholders").

                                   WITNESSETH:

        WHEREAS, the Shareholders are the sole shareholders of Dr. Greenberg, An Optometry Corporation, a Louisiana professional optometry corporation ("Parent"); and

        WHEREAS, Vision Horizon, Inc., Vision Universe, Inc., Vision Lake Forest, Inc., Vision Southland, Inc., Vision Hammond Square, Inc., Vision Oakwood, Inc., Vision Uptown, Inc., Vision CBD, Inc., Vision Hattiesburg, Inc., Vision at the Dome, Inc., Vision Mississippi, Inc., Vision Esplanade, Inc., Vision Tomorrow, Inc., World Vision Quest, Inc., Orleans Spectacle Corp., Orleans Sunglasses, Inc., Vision Unlimited Laboratories, Inc., Eye Refractions Consultants, Inc., Vision Williams, Inc., Vision Downtown, Inc., Vision Plaza, Inc., Vision Frontiers, Inc. and Vision Quest, Inc. (the "Subsidiaries") are wholly owned subsidiaries of Parent and represent all subsidiaries and affiliates of Parent (Parent and Subsidiaries collectively referred to herein as the "Company"); and

        WHEREAS, the Company operates an optometry business in Louisiana and Mississippi; and

        WHEREAS, the Shareholders wish to sell to Purchaser, and Purchaser wishes to acquire from the Shareholders, one hundred percent (100%) of the shares of Parent, all upon the terms and subject to the conditions set forth herein;

        NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1.    TERMS OF THE SALE AND PURCHASE OF STOCK

        The sale of the stock of the Parent which is to be sold hereunder and the acquisition thereof by Purchaser shall be based on the respective representations, warranties and agreements of the parties hereto, and shall be subject to the terms and conditions herein stated, and shall occur upon the satisfaction of all conditions precedent contained herein (the "Closing Date").

        1.1 Conveyance of Stock. Subject to and upon the terms and conditions contained herein, on the Closing Date, the Shareholders shall sell, convey, transfer, deliver and assign to Purchaser one hundred percent (100%) of their shares of the Parent which represents one hundred percent (100%) of the outstanding stock of the Parent, free and clear of any obligations, security, intents, claims, liens and encumbrances whatsoever (the "Shares").

        1.2 Purchase Price; Liabilities Assumed. As consideration for the sale of the Shares by Shareholders, Purchaser shall, on the Closing Date, provide Shareholders with the consideration specified in Annex I attached hereto (the "Consideration"), the cash portion of which Consideration shall be payable by federal wire or cashier's check. In addition to paying the Consideration specified in Annex I, Purchaser shall cause the Parent to pay in full on the Closing Date the following indebtedness: (i) the indebtedness owing to Mrs. Marjory Greenberg as evidenced by the Promissory Note attached hereto as Exhibit 1.2(a) in an amount not to exceed the $470,585.80, (ii) the indebtedness owing to Donald M. Weil as evidenced by the Promissory Note attached hereto as Exhibit 1.2(b) in an amount not to exceed $265,498.18, and (iii) the indebtedness owing on Donald Weil s contract attached hereto as Exhibit 1.2C in an amount not to exceed $63,000. Other than the indebtedness set forth in (i), (ii) and (iii) above and as set forth on the Balance Sheet, the Shareholders represent and warrant that there is no other indebtedness of the Company other than as disclosed in this Agreement including the Exhibits attached hereto.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        The Shareholders, jointly and severally, hereby represent and warrant to Purchaser as follows:

        2.1 Corporate Existence: Good Standing. The Parent is a professional optometry corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana; and the Companies other than Parent are business corporations duly organized, validly existing and in goods standing under the laws of the State of Louisiana. The Company has all necessary corporate powers to own all of its assets and to carry on its business as such business is now being conducted except as may have been caused by the death of Dr. Tom 1. Greenberg, the only licensed optometrist shareholder of the Parent. The Shareholders are the sole shareholders of the Parent and own all outstanding shares of capital stock free of all security interests, claims, encumbrances and liens in the amounts set forth on Exhibit 2.1. Each share of Company common stock has been legally and validly issued and is fully paid and nonassessable. Other than as set forth on Exhibit 2.1, no shares of capital stock of the Company are owned by the Company in treasury. There are no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the stockholders of the Company on any matter, (b) securities of the Company convertible into equity interests in the Company, or (c) commitments, options, rights or warrants to issue any such equity interests in the Company, to issue securities of the Company convertible into such equity interests, or to redeem any securities of the Company. No shares of capital stock of the Company have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Company's stockholders. The Company is not required to qualify to do business as a foreign corporation in any other state or jurisdiction by reason of its business, properties or activities in or relating to such other state or jurisdiction , except for Vision Mississippi, Inc., which is qualified to do business in Mississippi and except that no representation is made as to whether Parent is required to qualify to do business as a foreign corporation


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in Mississippi. The Company does not have any assets, employees or offices in any state other than Louisiana and Mississippi.

        2.2 Power and Authority for Transactions. There is no action required by law, the Company's Articles or Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents, except the approval of the Civil District Court in proceedings bearing number 96-13287 being the Succession of Tom I. Greenberg. Each Shareholder has the legal capacity to enter into and perform this Agreement and the other agreements to be executed and delivered in connection herewith. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by the Shareholders, as appropriate, and constitute or will constitute the legal, valid and binding obligations of the Shareholders, enforceable against the Shareholders in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement, and the agreements executed and delivered pursuant to this Agreement or to be executed and delivered on the Closing Date, do not, and, subject to the receipt of consents described on Exhibit 2.5 and the order of the court described in
Section 6.8 hereof, the consummation of the actions contemplated hereby will not, violate any provision of the Articles or Certificate of Incorporation or Bylaws of the Company or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound, or violate any material restrictions of any kind to which the Company is subject, or result in any lien or encumbrance on any of the Company's assets other than as disclosed in this Agreement including the Exhibits attached hereto.

        2.3 Permits. Licenses and Governmental Authorizations. All building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals required to be maintained by the Company and each doctor or licensed employee of the Company have been duly obtained and are in full force and effect and are described on Exhibit 2.3. There are no proceedings pending or, to the knowledge of the Company and the Shareholders, threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof.

        2.4 Corporate Records. True and correct copies of the Articles or Certificate of Incorporation, Bylaws and minutes, if any, of the Company and all amendments thereto of the Company have been delivered to Purchaser. The minute books of the Company contain all minutes of the meetings of and consents to actions taken without meetings of the Board of Directors and stockholders of the Company since its formation which are in existence or have been prepared, the Shareholders not representing and warranting that all meetings were documented in the form of written minutes. The books of account of the Company have been kept accurately in the ordinary course of business and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books in accordance with GAAP (as defined in section 2.6).



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        2.5     Consents. Except as set forth on Exhibit 2.5, no consent,
authorization, permit, license or filing with any governmental authority, any lender, lessor, any manufacturer or supplier or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement and the agreements and documents contemplated hereby on the part of the Company or the Shareholders.

        2.6 The Company's Financial Information. The Company has heretofore furnished Purchaser with financial information about the Company disclosed on
Exhibit 2.6 attached hereto (the "Financial Statements"), including the unaudited Balance Sheet ("Balance Sheet") as of March 31, 1997 ("Balance Sheet Date"). Other than as disclosed in this Agreement including the Exhibits attached hereto, the Financial Statements for the periods indicated, reflect all liabilities of the Company required to be reported in accordance with generally accepted accounting principles consistently applied ("GAAP"), reflect all contingent liabilities of the Company required to be reported in accordance with GAAP, as of their respective dates, and present fairly the financial position of the Company as of such dates and the results of operations and cash flows for the period or periods reflected therein. The Financial Statements do not include as inventory any item that does not meet the definition of inventory (e.g. items owned by a party other than the Company and held by or on behalf of the Company as consignee are not included). The Financial Statements do not include as fixed assets any operating leases.

        2.7 Leases. Exhibit 2.7 attached hereto sets forth a list of all leases pursuant to which the Company leases, as lessor or lessee, real or personal property used in operating the business of the Company or otherwise. All such leases listed on Exhibit 2.7 are valid and enforceable in accordance with their respective terms, and there is not under any such lease any existing default by the Company, as lessor or lessee, or any condition or event of which the Company or any Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default, in respect of which the Company has not taken adequate steps to cure such default or to prevent a default from occurring. Nothing herein shall be deemed to imply that the Shareholders are representing that the sale of the stock of the Company does not in and of itself create a default in and under the leases.

        2.8 Condition of Assets. All of the plants, structures and equipment used by the Company in its business are in good condition and repair subject to normal wear and tear and conform with all applicable ordinances, regulations and other laws, and the Company and the Shareholders have no knowledge of any latent defects therein.

        2.9 Title to and Encumbrances on Property. A description of all interests in real and personal property owned by the Company is set forth on
Exhibit 2.9. The Company has good, valid and marketable title to all of its personal and real property, free and clear of any liens, claims, charges, exceptions or encumbrances. The real and personal property described on Exhibit
2.9 and Exhibit 2.7 constitute the only real and personal property used in the conduct of the Company's business.

        2.10 Intellectual Property Rights. Except as set forth on Exhibit 2.10, the Company has no right, title or interest in or to patents, patent rights, corporate names, assumed names, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets or similar items and such items are the only such items necessary for the conduct of its business. Set forth in Exhibit 2.10 is a listing of all names of all predecessor companies of the Company, including the names of any entities from whom the Company previously acquired significant assets. Except for off-the-shelf software licenses and except as set forth on Exhibit 2.10, the Company is not a licensee in respect of any patents, trademarks, service marks, trade names, copyrights or applications therefor, or manufacturing processes, formulas or trade secrets or similar items and no such licenses are necessary for the conduct of its business. No claim is pending or has been made to the effect that the present or past operations of the Company infringe upon or conflict with the asserted rights of others to any patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, licenses, specialized treatment protocols, copyrights, formulas, know-how and trade secrets. The Company is not in default under any license agreement or contract relating to any such proprietary rights nor, to its knowledge, is any other party. The Company has the sole and exclusive right to use all such proprietary rights without infringing or violating the rights of any third parties and no consents of any third parties are required for the use thereof by the Purchaser.

        2.11 Directors and Officers: Payroll Information: Employees. Set forth on Exhibit 2.11 attached hereto is a true and complete list, as of the date of this Agreement of: (a) the name of each director and officer of the Company and the offices held by each, (b) the most recent payroll report of the Company, showing all current employees of the Company and their current levels of compensation, (c) promised increases in compensation of employees of the Company that have not yet been effected, (d) oral or written employment agreements or independent contractor agreements (and all amendments thereto) to which the Company is a party, copies of which have been delivered to Purchaser, and (e) all employee manuals, materials, policies, procedures and work-related rules, copies of which have been delivered to Purchaser. The Company is in compliance with all applicable laws, rules, regulations and ordinances respecting employment and employment practices. The Company has not engaged in any unfair labor practice. There are no unfair labor practices charges or complaints pending or threatened against the Company, and the Company has never been a party to any agreement with any union, labor organization or collective bargaining unit. The 1996 W-2 and 1099 forms filed by the Company have been made available to the Purchaser at Company s office.

        No employee has a written employment agreement with the Company which is not terminable on notice by the Company without cost or other liability to the Company. No employee has indicated to the Company or the Shareholders that he or she intends to terminate his or her employment by the Company or seek a material change in his or her duties or status.





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

        2.12 Legal Proceedings. Other than as set forth on Exhibit 2.12 neither the Company nor any of the Company's assets is subject to any pending, nor does the Company or any Shareholder have knowledge of any threatened, litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting the Company, the outstanding shares of the Company's stock, any of the assets of the Company, the operations, business or prospects of the Company or the transactions contemplated by this Agreement, and, to the knowledge of the Company and the Shareholders, no basis for any such action exists, nor is there any legal impediment of which the Company or any Shareholder has knowledge to the continued operation of its business in the ordinary course, subject to consents set forth on Exhibit 2.5 and subject to the provisions of the Louisiana Professional Optometry Corporation statute, being R.S. 12:1110, et seq.

        2.13 Contracts. The Company has delivered to Purchaser true copies of all written, and disclosed to Purchaser all oral, outstanding contracts, obligations and commitments of the Company ("Contracts"), all of which are listed or incorporated by reference on Exhibit 2.7 (in the case of leases),
Exhibit 2.11 (in the case of employment agreements) and Exhibit 2.13 (in the case of Contracts other than leases) attached hereto. Except as otherwise indicated on such Exhibits, all of such Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect, and no defenses, offsets or counterclaims have been asserted or may be made by any party thereto. Except as indicated on such Exhibits, there is not under any such Contract any existing default by the Company, or any condition or event of which the Company or any Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default. The Company and the Shareholders have no knowledge of any default by any other party to such Contracts. Neither the Company nor the Shareholders have received notice of the intention of any party to any Contract to cancel or terminate any Contract or have any reason to believe that any amendment or change to any Contract is contemplated by any party thereto. Other than as disclosed in this Agreement including the Exhibits attached hereto or listed on Exhibits 2.7, 2.11 and 2.3, the Company is not a party to any material written or oral agreement contract, lease or arrangement, including any:

        (a) Contract related to the sale of any assets of the Company not made in the ordinary course of business other than this Agreement;

        (b)     Employment, consulting or compensation agreement or arrangement;

        (c)     Labor or collective bargaining agreement;

        (d) Lease agreement with respect to any property, whether as lessor or lessee;

        (e) Deed, bill of sale or other document evidencing an interest in or agreement to purchase or sell real or personal property;

        (f)     Contract for the purchase of materials, supplies or equipment
(i) which is in excess of the requirements of its business now booked or for normal operating inventories, or (ii) which is not terminable upon notice of thirty (30)





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

days or less, or (iii) under which the Company is likely to pay more than $25,000;

        (g) Agreement for the purchase from a supplier of all or substantially all of the requirements of the Company of a particular product or service;

        (h) Loan agreement or other contract for money borrowed or lent or to be borrowed or lent to another, except short term loans to employees in amounts not in excess of one month s compensation;

        (i)     Contracts containing non-competition covenants; or

        (j) Broker, distribution, dealer, manufacturer's representative, franchise, agency, sales, promotion, market research, marketing consultant and advertising contracts;

        (k)     Contracts and agreements with any governmental authority;

        (l) Contracts and agreements with optometrists, ophthalmologists, or other licensed eye care professionals;

        (m) Contracts, agreements and arrangements between or among the Company and any of its directors or shareholders or any member of the family of any director or shareholder; or

        (n) Other contracts or agreements that involve either an unperformed commitment in excess of $1 ,000 or that terminate or can only be terminated by the Company on more than 30 days after the date hereof.

        2.14 Subsequent Events. Except as set forth on Exhibit 2.14. the Company has not, since the Balance Sheet Date:

        (a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or entered into any contract, lease, license or commitment, or incurred any indebtedness, except in connection with the performance of this Agreement, other than in the ordinary course of business;

        (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the Balance Sheet or (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business;





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

        (c) Formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

        (d) Made any payments to or loaned any money to any person or entity other than in the ordinary course of business;

        (e) Lost or terminated any employee, patient, customer or supplier that has, individually or in the aggregate, a material adverse effect on its business;

        (f) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of the Company since the Balance Sheet Date;

        (g) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets of the Company, tangible or intangible;

        (h) Sold or contracted to sell or transferred or contracted to transfer any of the assets used in the conduct of the Company's business or cancelled any debts or claims or waived any rights, except in the ordinary course of business;

        (i) Increased the compensation of any officer, employee, consultant or agent by more than the lesser of 12% or $6,000.00;

        (j) Authorized or incurred any capital expenditures in excess of Five Thousand and No/100 Dollars ($5,000.00);

        (k) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted hereunder;

        (l) Redeemed, purchased, sold or issued any stock, bonds or other securities;

        (m) Experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change in its financial condition, assets, prospects, liabilities or business;

        (n) Declared or paid a distribution, payment or dividend of any kind on the capital stock of the Company;

        (o) Repurchased, approved any repurchase or agreed to repurchase any of the Company's capital stock; or

        (p) Suffered any material adverse change in the business of the Company or to the assets of the Company.

        2.15 Taxes. The Company has filed all tax returns (including tax reports and other statements) required to be filed by it, and made all payments of taxes (including any interest, penalty or addition thereto) required to be made by it, on or before the date of this Agreement, with respect to income taxes, real and personal property taxes, sales taxes, use taxes, employment taxes, excise taxes and other taxes. All such tax returns are complete and accurate in all respects and properly reflect the relevant taxes for the periods covered thereby. The Company and the Shareholders have not received any notice that any tax deficiency or delinquency has been asserted against the Company. There are no audits relating to taxes of the Company threatened, pending or in process. The Company is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency. There are no liens or encumbrances relating to taxes on or threatened against any of the assets of the Company. The Company has withheld and paid all taxes required by law to have been withheld and paid by it. Neither the Company nor any predecessor of the Company is or has been a party to any tax allocation or sharing agreement or a member of an affiliated group of corporations filing a consolidated federal income tax return. The Company has delivered to Purchaser correct and complete copies of the Company's three most recently filed annual state and federal income tax returns, together with all examination reports and statements of deficiencies assessed against or agreed to by the Company during the three calendar year period preceding the date of this Agreement. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstance could obligate it to make any payments that will not be deductible under Code section 280G.

        2.16 Liabilities: Debt. Except to the extent reflected or reserved against on the Balance Sheet and the indebtedness described in Section 1.2 hereof, the Company did not have, as of the Balance Sheet Date, and has not incurred since that date and will not have incurred as of the Closing Date, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those incurred in the ordinary course of business. The Company and the Shareholders do not know, or have reasonable grounds to know, of any basis for the assertion against the Company as of the Balance Sheet Date, of any claim or liability of any nature in any amount not fully reflected or reserved against on the Balance Sheet, or of any claim or liability of any nature arising since that date other than those incurred in the ordinary course of business or contemplated by this Agreement. All indebtedness of the Company (including without limitation, indebtedness for borrowed money, guaranties and capital lease obligations) is described on the Balance Sheet or in Section 1.2. The Company and the Shareholders represent and warrant that all indebtedness due and owing to Hibernia National Bank as reflected on the July 1996 financial statements provided to Purchaser has been extinguished and replaced by the indebtedness set forth on Exhibit 1.2(a) due Mrs. Marjory Greenberg. Other than said indebtedness to Mrs. Marjory Greenberg, the Company has no liability or obligation to any other director or other shareholder of the Company or any family member of a shareholder other than due Jeff Greenberg, a Company employee.

        2.17 Insurance Policies. Valid and enforceable property, liability, malpractice, worker's compensation and other insurance necessary to the operations of the business are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in
Exhibit 2.17 attached hereto and true and correct copies have been delivered to Purchaser. Neither the Company nor any Shareholder has received notice or other communication from the issuer of any such insurance policy cancelling or amending such policy or threatening to do so, nor is the Company or any shareholder on notice of any material increase in any insurance premiums relating to such policies. Neither the Company, nor each Shareholder nor any doctor employee of the Company has any outstanding claims, settlements or premiums owed against any insurance policy.

        2.18 Employee Benefit Plans. Except as set forth on Exhibit 2.18 attached hereto, the Company has not established, does not maintain, and is not obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of compensation or employment plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit-sharing, retirement or other plan, program or arrangement; or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans listed on Exhibit 2.20 (individually "Company Plan," and collectively "Company Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including without limitation, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by the Company has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Company Plans. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Company Plans. The Company has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi- employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. With respect to each Company Plan, either (i) the value of plan assets (including commitments under insurance contracts) is at least equal to the value of plan liabilities or (ii) the value of plan liabilities in excess of plan assets is disclosed on the Balance Sheet. The Company has made all required Form 5500 filings and required reporting with respect to the Company Plans on a timely basis.

        2.19 Adverse Agreements. The Company is not, and will not as of the Closing Date, be a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company other than as disclosed in this Agreement including the Exhibits attached hereto.

        2.20 Compliance with Laws in General. The Company, the Shareholders and to the best knowledge of the Shareholders, Company's doctor and licensed employees have complied with all applicable laws, rules, regulations and licensing requirements, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any environmental laws and medical waste laws, and there exist no violations by the Company, any Shareholder or any doctor or licensed employee of the Company of any federal, state or local law or regulation. Neither the Company nor any Shareholder has received any notice of a violation of any federal, state and local laws, regulations and ordinances relating to the operations of the business and assets of the Company and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by the Company or any Shareholder.

        2.21 Medicare and Medicaid Programs. The Company and each doctor and licensed employee of the Company is qualified for participation in the Medicare and Medicaid programs and is party to provider agreements for such programs which are in full force and effect with no defaults having occurred thereunder. The Company, each Shareholder and each doctor and licensed employee of the Company has timely filed all claims or other reports required to be filed with respect to the purchase of services by third-party payors, and all such claims or reports are complete and accurate, and there is no liability to any payor with respect thereto. There are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by the Company, any Shareholder and any licensed employee of the Company. Neither the Company, nor any Shareholder, nor to the knowledge of the Shareholders, any doctor or licensed employee of the Company has been convicted of, or pled guilty or nolo contendere to, patient abuse or negligence, or any other Medicare or Medicaid program related offense and none has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs.

        2.22 Fraud and Abuse. The Company and all persons and entities providing professional services for the Company's business have not, to the knowledge of the Company and the Shareholders, engaged in any activities which are prohibited under ss. 1320a-7b or ss. 1395nn of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or

Medicaid, or (e) referring a patient for designated health services to or providing designated health services to a patient upon referral from an entity or person with which the doctor or an immediate family member has a financial relationship, and to which no exception under ss.1395nn of Title 42 of the United States Code applies.

        2.23 No Untrue Representations. No representation or warranty by the Company or any Shareholder in this Agreement, and no Exhibit or certificate issued or executed by, or information furnished by, officers or directors of the Company or any Shareholder and furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

        2.24 Distributions and Repurchases. No distribution, payment or dividend of any kind has been declared or paid by the Company on any of its capital stock since the Balance Sheet Date. No repurchase of any of the Company's capital stock has been approved, effected or is pending, or is contemplated by the Board of Directors of the Company.

        2.25 Ownership Interests of Interested Persons: Competitors. Neither the Company, nor any of its directors, officers, or Shareholders (or members of the family of any thereof) is, or within the last three years was, a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with or has any financial interest in any doctor, hospital, pharmacy, home health agency or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, the Company or to provide services, lease space, lease equipment or engage in any other venture or activity with the Company or compete with the Company other than as disclosed in this Agreement including the Exhibits attached hereto.

        2.26 All of the inventory reflected on the balance sheet or thereafter acquired (and not subsequently sold in the ordinary course of business) consist of items of a quality and quantity usable or saleable in the ordinary course of business as first quality items (except obsolete or discontinued inventory or except to the extent specifically reserved against), valued in a manner consistent with past practice and, with respect to after-acquired inventory, valued at prices at least equal to the lower of the cost thereof or fair market value. The inventories and supplies of the Company are at normal and adequate levels for the continuation of the Company s business in the ordinary course. All work-in-progress can be completed for sale in the ordinary course of business in accordance with the usual standards and practices of the Company.

        2.27 Certain Practices. Neither the Company nor, to the best knowledge of the Shareholders, any of its officers, directors or stockholders has, directly or indirectly, given or agreed to give any significant rebate, gift or similar benefit to any supplier, customer, governmental employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) which could subject the Company or Purchaser to any damage or penalty in any civil, criminal or governmental action, other than as disclosed in this Agreement including the Exhibits attached hereto.

        2.28 Environmental Matters. Except as set forth on Exhibit 2.29 or other than as disclosed in this Agreement including the Exhibits attached hereto, no event has occurred or condition exists or operating practice is being employed that could give rise to any claim, action, order or award under any environmental law or environmental permit. The Company is and the Company s leased properties are in compliance with all environmental laws, except where the noncompliance therewith has not had and would not have a material adverse effect on the Company s business, operations, assets, liabilities or financial condition.

        2.29 Significant Customers and Suppliers. Set forth on Exhibit 2.28 is a list of the ten largest customers and ten largest suppliers of the Company for the most recent twelve month period, together with the amount of sales or purchases attributable to such customers or suppliers expressed in dollars. No customer or supplier which was significant to the Company during the past three years has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be.

        2.30 Broker's Fee. No person has or will have, as a result of the execution, delivery and performance by the Shareholders of this Agreement, any right, interest or claim against or upon Purchaser or any other person for any commission, fee or other compensation as finder or broker or in any similar capacity.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to the Shareholders as follows:

        3.1 Corporate Existence: Good Standing. Purchaser is a corporation duly organized and existing and in good standing under the laws of the State of Delaware, respectively.

        3.2 Power and Authority. Purchaser has corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all actions required by law, its Certificate or Articles of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement and the agreements related hereto executed and delivered pursuant to this Agreement do not and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not, violate any provision of the Certificate or Articles of Incorporation or Bylaws of Purchaser or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement instrument, order, arbitration award, judgment or decree to which Purchaser is a party or by which either of them is bound, or violate any restrictions of any kind to which Purchaser is subject.

        3.3 No Untrue Representations. No representation or warranty by Purchaser in this Agreement, and no Exhibit or certificate issued by officers or directors of Purchaser and furnished or to be furnished to the Company or the Shareholders pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

SECTION 4.    COVENANTS OF THE SHAREHOLDERS

        The Shareholders, jointly and severally, agree that between the date hereof and the Closing Date:

        4.1 Consummation of Agreement. The Company and the Shareholders shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

        4.2 Business Operations. The Company and the Shareholders shall operate the Company's business in the ordinary course. The Company shall not enter into any lease, contract, indebtedness, commitment, purchase or sale or acquire or dispose of any capital asset except in the ordinary course of business. The Company and the Shareholders shall use their best efforts to preserve the business and assets of the Company intact and shall not take any action that would have an adverse effect on the business or assets of the Company, including without limitation, any action the primary purpose or effect of which is to generate or preserve cash; provided that the Company may continue to operate in the ordinary course of business. The Company and the Shareholders shall use their best efforts to preserve intact the relationships with payors, customers, suppliers, patients and others having significant business relations with the Company. The Company shall collect its receivables and pay its trade payables in the ordinary course of business. The Company shall not introduce any new method of management, operations or accounting.

        4.3 Access and Notice. The Company and the Shareholders shall permit Purchaser and their authorized representatives access to, and make available for inspection, all of the assets and business of the Company and all of its assets, including employees, customers and suppliers and permit Purchaser, and its authorized representatives to inspect and make copies of all documents, records and information with respect to the business or assets of the Company as Purchaser or its representatives may request. The Company and the Shareholders shall promptly notify Purchaser in writing of (a) any notice or communication relating to a default or event that, with notice or lapse of time or both, could become a default, under any contract, commitment or obligation to which the Company is a party, and (b) any adverse change in the Company's business, financial condition or the conditions of its assets.

        4.4 Approvals of Third Parties and Permits and Consents. The Company and the Shareholders shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby, including consents described on Exhibit 2.5. The Company and the Shareholders shall use their best efforts to obtain all licenses, permits, approvals or other authorizations required under any law, rule, regulation, or otherwise for the consummation of the transactions contemplated hereby. Following the Closing Date and at the expense of the Shareholders, the Shareholders shall, upon Purchaser's request, exercise their best efforts to obtain any such approvals, consents, permits, licenses or authorizations which have not been obtained on or prior to the Closing Date.

        4.5 Acquisition Proposals. The Company and the Shareholders shall not, and shall use their best efforts to cause the Company's employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer, including without limitation, any proposal or offer to the Shareholders, with respect to a merger, acquisition, consolidation or similar transaction involving, or the purchase of all or any significant portion of the assets or any equity securities of the Company or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such proposal or offer, and the Company and the Shareholders will immediately cease any such activities, discussions or negotiations heretofore conducted with respect to any of the foregoing.

        4.6 Employee Matters. The Shareholders shall not, without the prior written approval of Purchaser, except as required by law, increase the cash compensation of any Shareholder or other employee or an independent contractor of the Company, adopt, amend or terminate any compensation plan, employment agreement, independent contractor agreement, employee policies and procedures or employee benefit plan, take any action that could deplete the assets of any employee benefit, or fail to pay any premium or contribution due or file any report with respect to any employee benefit plan or take any actions with respect to its employees or employee matters without prompt written notice thereof to the Purchaser or which might have a material adverse effect on the Company, its business, assets or prospects.

        4.7 Distributions and Repurchases. No distribution, payment or dividend of any kind will be declared or paid by the Company, nor will any repurchase of any of the Company's capital stock be approved or effected.

        4.8 Requirements to Effect Transaction. The Company and each Shareholder shall use their best efforts to take, or cause to be taken, all actions necessary to effect the transaction contemplated hereby under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

        4.9 Voting of Shares. Each Shareholder agrees that until the earlier of the Closing Date or the termination of this Agreement, each such Shareholder shall vote all shares of Company common stock owned by the Shareholders at any meeting of the stockholders of the Company or take action by written consent for adoption of this Agreement, as hereby amended, and in favor of the transaction contemplated hereby and any other transactions contemplated by this Agreement, and against any action, omission or agreement which would impede or interfere with, or have the effect of discouraging, the transaction contemplated hereby.

        4.10 Accounting and Tax Matters. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (without regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

                The following provisions shall govern the allocation of responsibility as between the Purchaser and the Shareholders for certain tax matters following the Closing Date:

                (a) The Purchaser and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of returns and other forms required to be filed with respect to any taxes, fees, levies, duties, tariffs, imposts and other charges of any kind imposed by any government or taxing authority ("Taxes") and as to any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided. The Shareholders and the Purchaser agree (i) to retain all books and records with respect to matters relating to Taxes for each taxable period until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the party so requests, to allow the other party to take possession of such books and records.

                (b) The Purchaser and the Shareholders further agree, upon reasonable request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax imposed (including, but not limited to, with respect to the transactions contemplated herein).

        4.11 Conversion Transaction. On or prior to the Closing Date, the Shareholders and the Company shall file with the Secretary of State of Louisiana an amendment to and/or a restatement of the Company's Articles of Incorporation and shall take such other action as may be necessary to convert itself into a general business corporation.

        4.12 Survival of Covenants. All covenants contained in this Agreement (regardless of whether expressly labeled as such) shall survive the Closing.

        4.13 Covenant Not to Compete. Each of the Shareholders agrees that, during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, the Shareholder will not, without the prior written consent of Purchaser:

                (a) for itself or on behalf of any other person, directly or indirectly, either as principal, partner, agent, independent contractor, stockholder, consultant, representative or in any other capacity, own, manage, operate or control, or otherwise in any manner have a financial interest in any business which is directly or indirectly competitive with the Company or the business as conducted by Purchaser located anywhere in the state(s) of Louisiana and Mississippi (the "Restricted Territory"), except that nothing contained herein shall preclude the Shareholders from purchasing or owning securities of any such business if such securities are publicly traded, and provided that such holdings do not exceed two (2%) percent of the issued and outstanding securities of any class of securities of such business; or

                (b)     without limiting the generality of the preceding clause
(a), either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or the business as conducted by Purchaser or any present or future parent, subsidiary or other affiliate of Purchaser which is engaged in a similar business as Purchaser, any existing or prospective customer, partner, supplier, licensee or licensor of Purchaser located within the Restricted Territory; or

                (c) either individually or on behalf of or through any third party, directly or indirectly, employ, or knowingly permit any company or business organization directly or indirectly controlled by it to employ, or solicit, entice or persuade or attempt to solicit, entice or persuade to leave the services of Purchaser or any such parent, subsidiary or affiliate for any reason, any other employees of or consultants to Purchaser.

                For the purposes of this section, the engaging in a business activity shall be deemed "competitive" with the business as conducted by Purchaser if such activity, directly or indirectly, relates to the business of distributing and selling eyeglasses and contact lenses and providing related optical and optometric prescriptions, goods and services to persons with vision disorders, or the business of participating in any manner in the delivery of vision corrective or refractive services (including, without limitation, photo refractive keratectomy) to persons with vision disorders.

                Each Shareholder recognizes and acknowledges that (i) the types of competition which are prohibited by this Agreement are narrow and reasonable in relation to the types of business activities in which the Shareholder is or may engage and (ii) the specific but broad geographical scope of the provisions of this section is reasonable, legitimate and fair to the Shareholder in light of Purchaser s need to conduct its business in a large geographic area in order to have a sufficient base to make its business profitable and in light of the limited restrictions on the type of business activities prohibited herein compared to the types of business activities in which the Shareholder is or may engage.

                Each Shareholder hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this section will result in substantial, continuing and irreparable injury to Purchaser. Therefore, the Shareholder hereby agrees that, in addition to any other remedy that may be available to Purchaser, Purchaser shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement. Furthermore, in addition to the remedies Purchaser may seek and obtain pursuant to this section, the period during which the covenants contained herein apply shall be extended by any and all periods during which the Shareholder shall be found by a court of competent jurisdiction to have been in violation of the covenants contained in this Agreement.

SECTION 5.    COVENANTS OF PURCHASER

        Purchaser agrees that between the date hereof and the Closing Date:

        5.1 Consummation of Agreement. Upon the satisfaction of Purchaser's conditions precedent, Purchaser shall cause the consummation of the transactions contemplated hereby in accordance with their terms and provisions.

        5.2 Approvals of Third Parties and Permits and Consents. Purchaser shall use its best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

SECTION 6.    PURCHASER CONDITIONS PRECEDENT

        The obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

        6.1 Representations and Warranties. The representations and warranties of the Shareholders contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

        6.2 Covenants and Conditions. The Shareholders shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by the Shareholders prior to the Closing Date, in form and substance reasonably satisfactory to Purchaser.

        6.3 Proceedings. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

        6.4 No Material Adverse Change. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company shall have occurred since the Balance Sheet Date.

        6.5 Approval of the following named lessors of the properties to the following subsidiaries to the consummation of the transactions contemplated hereby:

                Vision Oakwood, Inc.
                Vision CBD, Inc.
                Vision Esplanade, Inc.
                Vision Tomorrow, Inc.

        6.6 The Company shall have given notice of the transactions contemplated hereby by notices prepared by the Purchaser to the reasonable satisfaction of the Shareholders to the lessors of the following subsidiaries:

                Vision Plaza, Inc.
                Vision Horizon, Inc.
                Vision Lake Forest, Inc.
                Vision Southland, Inc.
                Vision Hammond Square, Inc.
                Vision Uptown, Inc.
                Vision Frontiers, Inc.
                Vision Unlimited Laboratories, Inc.
                Vision Universe, Inc.
                Vision Mississippi, Inc.
                Orleans Spectacle Corp.

        6.7 Employment Arrangements. The Company and Shareholders will cooperate with Purchaser and any professional corporation or association created at the suggestion of Purchaser for the purpose of employing all of the professional employees of the Company.

        6.8 Consents and Approvals: Succession Court Approval. The Shareholders shall have obtained the approval of the court in the Succession of Tom I. Greenberg, bearing proceeding number 96-13287 of the Civil District Court for the Parish of Orleans, State of Louisiana, to sell the Company stock at a price not to exceed the purchase price.

        6.9 Closing Deliveries. Purchaser shall have received all documents, duly executed in form and substance satisfactory to Purchaser and its counsel, referred to in Section 8.1.

        6.10 Debt and Receivables. There shall be no indebtedness, receivables or payables between the Company and its shareholders or affiliates and the Company shall not have any liabilities, including indebtedness, guaranties and capital leases, that are not disclosed in Section 2.16.

        6.11 Purchaser shall have received written resignations from any officer or director of the Company whose resignation is requested by Purchaser, each such resignation to be effective as of the Closing date.

        6.12 Dissenting Shares. No holder of the Company's common stock shall have demanded appraisal for the shares of Company common stock held by such holder in accordance with the Louisiana Business Law.

        6.13 No Material Change in Working Capital. There shall have been no material change in the Company s Working Capital.

        6.14 No Material Adverse Economic Event. There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, or other extraordinary event affecting securities on NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by, lending institutions generally or (iv) in the case of any of the foregoing existing on the date of execution hereof, a material acceleration or worsening thereof.

        6.15 The receipt of an opinion letter of Baldwin & Haspel, L.L.C. substantially in the form annexed hereto as Annex 2 as modified by a letter dated June 26, 1997 from Leon H. Rittenberg, Jr. to Leonard Weiser-Varon.

SECTION 7.    THE COMPANY'S AND THE SHAREHOLDERS' CONDITIONS PRECEDENT

        The obligations of the Company and the Shareholders hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

        7.1 Representations and Warranties. The representations and warranties of Purchaser contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

        7.2 Covenants and Conditions. Purchaser shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by Purchaser prior to the Closing Date.

        7.3 Proceedings. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

        7.4 Closing Deliveries. The Company shall have received all documents, duly executed in form satisfactory to the Company and its counsel, referred to in Section 8.2.

SECTION 8.    CLOSING DELIVERIES

        8.1 Deliveries of the Company and the Shareholders. At or prior to the Closing, the Company and the Shareholders shall deliver to Purchaser the following, all of which shall be in a form satisfactory to counsel to Purchaser:

                (a) stock certificates evidencing the Shareholders' ownership of the Shares together with blank stock powers executed by such Shareholders;

                (b) certificates of each Shareholder, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of each Shareholder contained herein; (ii) as to the performance of and compliance by each Shareholder with all covenants contained herein; and
(iii) certifying that all conditions precedent of each Shareholder to the Closing have been satisfied;

                (c) a certificate, dated within 20 days of the Closing Date, of the Secretary of the State of Louisiana establishing that the Company is in existence and is in good standing to transact business in its state of incorporation, and a certificate, dated within 20 days of the Closing Date, of the Secretary of State of the State of Mississippi establishing that the Vision Mississippi, Inc. is in existence and is in good standing to transact business in Mississippi;

                (d) all authorizations, consents, approvals, permits and licenses referred to in Sections 2.3 and 2.5;

                (e) the resignations of the directors and officers of the Company as requested by Purchaser; and

                (f) such other instruments and documents as reasonably requested by Purchaser to carry out and effect the purpose and intent of this Agreement.

        8.2 Deliveries of Purchaser. At or prior to the Closing, Purchaser shall deliver to the Company the following, all of which shall be in a form satisfactory to counsel to the Company and the Shareholders:

                (a)     the Consideration;

                (b) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

                (c) certificates of the President of Purchaser, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of Purchaser contained herein; (ii) as to the performance of and compliance by Purchaser with all covenants contained herein; and (iii) certifying that all conditions precedent of Purchaser to the Closing have been satisfied;

                (d) a certificate of the Secretary of Purchaser certifying as to the incumbency of the directors and officers of Purchaser and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Purchaser;

                (e) certificates, dated within 20 days of the Closing Date, of the Secretary of the State of Delaware establishing that Purchaser is in existence and is in good standing to transact business in the State of Delaware;

                (f) such other instruments and documents as reasonably requested by the Company or Shareholders to carry out and effect the purpose and intent of this Agreement.

SECTION 9.    NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION

        9.1 Nature and Survival. All statements contained in this Agreement or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties. All such representations and warranties, and all representations and warranties expressly labeled as such in this Agreement shall survive the date of this Agreement and the Closing Date for a period of two (2) years following the Closing Date (the "Second Anniversary"), except that (i) all claims, if any, asserted in writing on or prior to the Second Anniversary identified as a claim for indemnification pursuant to this section 9.1 shall survive until finally resolved and satisfied in full, and (ii) claims, if any, that (A) are based upon fraud by any party hereto or (B) assert liability for any taxes imposed on or with respect to income shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to such date.

                The Shareholders shall jointly and severally indemnify, defend, and hold harmless Purchaser and its affiliates, and the officers, directors and employees of the foregoing, and their successors and assigns from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys , consultants and accountants fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any claim, action or proceeding) of any kind or character (collectively, "Damages"), arising out of or in any manner incident, relating or attributable to:

                (a) any inaccuracy in any representation or breach of warranty of the Shareholders contained in this Agreement or in any related document;

                (b) any failure by the Shareholders to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by them under this Agreement; or

                (c) the Shareholder's ownership of the shares or any uninsured third party claims arising from matters occurring prior to the Closing.

                In the event of the occurrence of any event which any party asserts is an indemnifiable event pursuant to this section 9.1, the party claiming indemnification (the "Indemnified Party") shall provide prompt notice to the party required to provide indemnification (the "Indemnifying Party"), specifying in reasonable detail the facts and circumstances (to the extent then known) with respect to such claim and the basis for which indemnification is available hereunder. If such event involves the claim of any third party, the Indemnifying Party shall have the right to control the defense or settlement of such claim; provided that:

                (i) the Indemnified Party shall be entitled to participate in the defense of such claim at its own expense,

                (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, an order, injunctive or other non-monetary relief would be imposed against the Indemnified Party,

                (iii) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, any claim which seeks an order, injunction or other non-monetary relief against the Indemnified Party; provided that (1) the Indemnified Party shall provide written notice to the Indemnifying Party of its election to assume control over the defense of such claim pursuant to this clause (iii) and (2) the Indemnified Party shall obtain the prior written approval of the Indemnifying Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim, and/or

                (iv) if the Indemnifying Party is entitled but fails to assume control over the defense of a claim as provided in this section 9.1, the Indemnified Party shall have the right to defend such claim, provided further that the Indemnified Party shall obtain the prior written approval of the Indemnifying Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnifying Party.

                In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this section 9.1, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claim to which such indemnification relates.

                However, the Shareholders shall not be required to indemnify any Indemnified Party for any item of damage unless the aggregate amount of such item of damage, together with the aggregate amount of all prior damages of such party, exceeds $25,000.00, in which event the Indemnified Party shall be entitled to indemnification for damages in excess of $25,000.00.

SECTION 10.    TERMINATION

        This Agreement may be terminated:

        (a)     at any time by mutual agreement of all parties;

        (b) at any time prior to the Closing by Purchaser if any material representation or material warranty of the Company or any Shareholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Shareholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Shareholder fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

        (c) at any time prior to the Closing by the Shareholders if any material representation or material warranty of Purchaser contained in this Agreement or in any certificate or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue or breached in any material respect or if Purchaser fails to comply in any material respect with any covenant or agreement contained herein and such misrepresentation, noncompliance or bread is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;



SECTION 11.    MISCELLANEOUS

        11.1 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, or by facsimile and overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

                  If to the Purchaser:

                  Vision Plaza Corp.
                  c/o Cambridge Eye Associates, Inc.
                  100 Jeffrey Avenue
                  Holliston, MA 01746
                  Attention: Alan B. MacDonald

with a copy of each notice directed to Purchaser to:

                  Lewis Geffen
                  Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC One Financial Center
                  Boston, Massachusetts 02111

                  If to the Shareholders:

                  Mrs. Marjory Greenberg
                  One River Place, Apt. 4H
                  3 Poydras Street
                  New Orleans, LA 70130

with a copy to:

                  Leon H. Rittenberg, Jr.
                  1100 Poydras Street, Suite 2200
                  New Orleans, LA 70163-2200
                  Facsimile: 504-585-7751

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications, properly addressed and postage prepaid with the overnight courier.

        11.2 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of Agreement.

        11.3 Each Party to Bear Costs. Each of the parties to this Agreement shall pay all of the costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

        11.4 Public Disclosures. Except as otherwise required by law, no party to this Agreement shall make any public or other disclosure of this Agreement or the transactions contemplated hereby without the prior consent of the other parties. The parties to this Agreement shall cooperate with respect to the form and content of any such disclosures.

        11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH

THE LAWS OF THE STATE OF LOUISIANA AND APPLIED WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

        11.6 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

        11.7 Integration of Exhibits. All Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

        11.8 ENTIRE AGREEMENT/AMENDMENT. THIS INSTRUMENT, INCLUDING ALL EXHIBITS ATTACHED HERETO, CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS BETWEEN THE PARTIES, WRITTEN OR ORAL, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

        11.9 Counterparts. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

        11.10 Binding Effect/Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties; provided, however, that Purchaser may assign its rights and obligations hereunder to an affiliate, which assignment shall not release Purchaser of its obligations hereunder.

        11.11 No Rule of Construction. The parties acknowledge that this Agreement was initially prepared by Shareholders, and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

        11.12 Costs of Enforcement. In the event that Purchaser, on the one hand, or the Company or the Shareholders, on the other hand, file suit in any court against any other party to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party will be entitled to recover all reasonable costs, including reasonable attorneys' fees, from the other party as part of any judgment in such suit. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the Complaint. "Reasonable attorneys' fees" are those reasonable attorneys' fees actually incurred in obtaining a judgment in favor of the prevailing party.

        11.13 Amendments: Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of the terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

        11.14 Severability. If any provision of this Agreement shall be found to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect. In lieu of such provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such provision as may be possible and be legal, valid and enforceable.

        11.15 Jimmy Bradford. The Company may grant Jimmy Bradford an employment contract for a term of not more than two years and for compensation not less than that which he is presently earning upon terms and conditions reasonably satisfactory to Purchaser.

        11.16 Jeff Greenberg. The Company may grant Jeff Greenberg a consulting contract for a term of two years at an annual compensation of $35,000.00 per year, which contract shall require consulting services of not less than twenty hours per month. This compensation shall be paid quarterly upon receipt of appropriate invoices.

        11.17 Closing. The Closing shall take place at the offices of Baldwin & Haspel, L.L.C. in New Orleans, Louisiana. If the Closing has not been consummated prior to July 30, 1997, the Closing shall be at 10:00 a.m. on July 31, 1997.

        11.18 Deposit. Upon the execution of this Agreement by the Sellers, the Purchaser becomes obligated to deposit immediately with Baldwin & Haspel, L.L.C. Fifty Thousand and No/100 ($50,000.00) Dollars, and failure to do shall be considered a breach of this Agreement. This deposit is to be non-interest bearing and shall be placed in any federally insured banking or savings and loan institution without responsibility on the part of Baldwin & Haspel, L.L.C. in case of failure or suspension of such institution. In the event that Purchaser fails to comply with this Agreement within the time specified, Sellers shall have the right to declare the deposit ipso facto forfeited without formality beyond tender of title to Purchaser. The forfeiture of said deposit shall be deemed as liquidated damages and not as a penalty for Purchaser's failure to comply with this Agreement. In the event that Purchaser complies with this Agreement within the time specified, the deposit shall be credited against the purchase price if the sale is consummated and if the sale is not consummated, it shall be returned to the Purchaser.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURCHASER:

VISION PLAZA CORP.


BY: /s/ Alan B. MacDonald
    --------------------------------------------
    ALAN B.  MACDONALD
    VICE PRESIDENT




SHAREHOLDERS:


/s/ Marjory O. Greenberg
------------------------------------------------
MARJORY O. GREENBERG, AS TESTAMENTARY
EXECUTRIX OF THE SUCCESSION OF TOM I. GREENBERG


/s/ Peter Brown
------------------------------------------------
PETER BROWN

                                INDEX TO EXHIBITS

Exhibit     Description

1.2(a)      Promissory Note - Mrs. Marjory O. Greenberg

1.2(b)      Promissory Note - Donald Weil

1.2(c)      Agreement- $63,000

2.1         Capitalization of the Company

2.3         Permits and Licenses

2.5         Consents

2.6         Financial Statements

2.7         Leases

2.9         Real and Personal Property; Encumbrances

2.10        Patents and Trademarks; Names

2.11(a) through
2.11(c)     Directors and Officers; Payroll Information

2.12        Litigation

2.13        Contracts (other than Leases)

2.14        Changes Since Balance Sheet Date

2.17        Insurance Policies

8.1(h)      Shareholder Release

ANNEX       I Consideration

ANNEX       II Legal Opinion

                                     ANNEX I

                                  CONSIDERATION


            The consideration to be received by the Shareholders pursuant to the Agreement (the "Consideration") is $1,832,916.02 cash payable to Mrs. Marjory O. Greenberg, in her capacity as the Testamentary Executrix of the Succession of Tom I. Greenberg (Civil District Court No. 96-13287) and $168,000.00 cash payable to Peter Brown.

            As additional consideration, the Purchaser shall cause the payment of the consulting fees due Jeff Greenberg in the amount of $35,000.00 per year for two years pursuant to the terms of section 11.16.